                                  EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

     Contact: Joseph F. Pesce, CFO
              Concentra Managed Care, Inc.
              (617) 367-2163, Ext. 5101

                  CONCENTRA MANAGED CARE APPOINTS DANIEL THOMAS
            INTERIM CHIEF EXECUTIVE OFFICER AS DONALD LARSON RESIGNS

            JOHN CARLYLE, DIRECTOR, ALSO NAMED CHAIRMAN OF THE BOARD

              BOSTON, Mass. (September 16, 1998) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that Donald J. Larson (age 47) has resigned as Chairman and Chief Executive Officer of the Company in order to pursue other interests. His resignation from these positions is effective immediately.

              Following Larson's resignation, Concentra's Board named Daniel J. Thomas (age 39), who is currently President and Chief Operating Officer of the Company, to the additional post of Interim Chief Executive Officer. The Board indicated that it would immediately commence the process of selecting a permanent replacement for the position of Chief Executive Officer.

              In a related action, the Board also named John K. Carlyle (age 43) Chairman of the Company's Board of Directors. Carlyle has been a Director since August 1997 and was Chairman of Concentra's Board until January 1998.

              Commenting on his decision to step down at this time as Chairman and Chief Executive Officer, Larson said, "As a founder of Concentra Managed Care and as a significant stockholder, I have a keen interest in working for the continued success of this Company. After more than 20 years involvement in the Company's growth, expansion and development, I believe the time has come to pass the responsibilities and duties of day-to-day leadership on to other capable hands. I am especially pleased to note that, as we undertake this transition, Concentra remains a solid, stable enterprise, possessing attractive growth prospects and an experienced, dedicated management team."


                                     -MORE-

              "We are grateful to Don for the time and energy he has dedicated to this Company over the years," added Thomas. "He has been instrumental in building a financially strong, operationally diverse organization which remains uniquely positioned in its markets. I know I speak for others on the Board and in management in recognizing his accomplishments here and we thank him for his many contributions over the years."

              Thomas reiterated that Concentra continues to forecast 1998 revenue growth of about 26% coupled with an anticipated 30% increase in diluted earnings per share, before non-recurring charges. Moreover, with cash balances in excess of $100 million and an unused credit facility of an additional $100 million, the Company is well-positioned to execute its strategies and achieve its growth objectives for this year and next, he said.

              Concentra Managed Care is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 123 field case management offices, with approximately 1,400 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 85 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 259 physicians located in 148 centers in 39 markets in 21 states.

     This press release may contain certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.


                                      -END-